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                                                                      EXHIBIT 24

                        [LETTERHEAD OF PEAT MARWICK LLP]


The Board of Directors
Analysis & Technology, Inc.:

We consent to incorporation by reference in Registration Statements (Nos. 33-34004, 33-86576 and 33-86666) on Form S-8 of Analysis & Technology, Inc. of our report dated May 5, 1995, relating to the consolidated balance sheets of Analysis & Technology, Inc. and Subsidiaries as of March 31, 1995 and 1994, and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the years in the three-year period ended March 31, 1995, which report is incorporated by reference in the March 31, 1995, annual report on Form 10-K of Analysis & Technology, Inc.

Our report refers to a change in the Company's method of accounting for income taxes.


/s/ KPMG Peat Marwick LLP


June 28, 1995